EXHIBIT 99.1

D&E COMMUNICATIONS, INC.	PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
September 25, 2006	W. Garth Sprecher
Sr. Vice President and
Corporate Secretary
(717) 738-8304

D&E COMMUNICATIONS, INC. ANNOUNCES

AMENDMENT OF CREDIT FACILITIES

EPHRATA - (September 25, 2006) - D&E Communications, Inc. (D&E) (NASDAQ: DECC) announced today that it has completed an amendment to its senior secured credit facilities.

The credit facilities, as amended, consist of a $25 million revolving line of credit, Term Loan A in the amount of $36.0 million, Term Loan B in the amount of $144.7 million, and $28.9 million of term indebtedness. The effect of the amendment to the credit facilities was to allow D&E to lower the interest rates on its indebtedness, provide greater flexibility in its financial covenants, extend the amortization of principal, eliminate the $10 million permanent reduction on the revolving line of credit previously scheduled for December 31, 2006 and eliminate the requirement to maintain interest rate protection with a weighted average life at least two years on 50% of total variable rate indebtedness. D&E also paid off the $7 million balance on the revolving line of credit by drawing $7 million from Term Loan A.

The effect of the amendment on interest rates was to reduce the revolving line of credit and Term Loan A U.S. prime and LIBOR margins by 0.75%, the Term Loan B U.S. prime and LIBOR margins by 0.25% and the average interest rate on the term indebtedness by 0.35%. D&E anticipates that this reduction in the margins will result in an average annual cash savings of approximately $600,000. This savings assumes that the margin added to the U.S. prime and LIBOR rates in effect prior to the amendment would have been in effect throughout the term of the credit facilities using the amended loan amortization schedules.

D&E incurred a one-time non-cash write-off of approximately $1,050,000 of unamortized debt issuance costs of the previous credit facility. D&E made cash payments of approximately $390,000 for costs related to the amendments to the credit facility of which approximately $340,000 was capitalized and approximately $50,000 was expensed in the third quarter of 2006.

In connection with the amendment, interest rate swap agreements with a notional amount of $75 million were terminated. D&E received cash termination payments of approximately $1,100,000 which will be amortized as a reduction of interest expense over the remainder of the respective terms of the interest rate swap agreements. These agreements were due to mature between November 2008 and December 2009.

D&E is an integrated communications provider offering high-speed data, Internet access, local and long distance telephone, voice and data networking, network management and security, and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release contains forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance, and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. These include factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

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